As filed with the Securities and Exchange Commission on April 22, 2004
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN BUILDING CONTROL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-2626358 (I.R.S. Employer Identification No.)

1301 Waters Ridge Drive
Lewisville, Texas 75057
(Address of registrant’s principal executive offices)

AMERICAN BUILDING CONTROL, INC.
2002 STOCK INCENTIVE PLAN
(Full title of plan)

Danny W. Mills
President and Chief Executive Officer
American Building Control, Inc.
1301 Waters Ridge Drive
Lewisville, Texas 75057
(972) 353-6457
(Name and address, including zip code, and telephone number,
including area code, of registrant’s agent for service)	Copy to: Richard L. Waggoner, Esq. Gardere Wynne Sewell LLP 1601 Elm Street Suite 3000 Dallas, Texas 75201 (214) 999-4510

CALCULATION OF REGISTRATION FEE
Title of each class		Proposed maximum	Proposed maximum
of securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered	registered(1)	share(2)	price(2)	registration fee(2)
Common Stock, $0.01 par value	5,000,000 shares	$2.40	$12,000,000	$1,520.40

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), shares issuable upon any stock split, stock dividend or similar transaction with respect to these shares are also being registered hereunder.

(2)	Estimated solely for the purpose of calculating the registration fee, which has been computed in accordance with Rule 457(h) of the Securities Act, based on the prices at which outstanding options may be exercised (as to 1,175,500 shares), plus the average of the high and low prices for the Common Stock on April 15, 2004, as reported on the Nasdaq National Market System as to 3,824,500 shares for which the exercise price is not known.

     Shares of Common Stock of the registrant (formerly named Ultrak, Inc.) for issuance upon exercise of employee stock options have been heretofore registered under the registrant’s registration statement on Form S-8, File No. 333-82887. These shares of Common Stock and the options are described in the Section 10(a) prospectus for this registration statement in accordance with Rule 429 of the General Rules and Regulations under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*The Information required by Part I of Form S-8 is included in the Section 10(a) prospectus for the American Building Control, Inc. 2002 Stock Incentive Plan (the “Plan”) and is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by American Building Control, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Commission on April 12, 2004, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (Commission File No. 0-9463);

(2)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report in Item (1) above; and

(3)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-3, as filed with the Commission on November 18, 1996, including any amendments or reports filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Company’s Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the maximum extent permitted by the Delaware General Corporation Law (the “DGCL”). The DGCL does not permit liability to be eliminated (i) for any breach of a director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the DGCL, or (iv) for any transaction for which the director derived an improper personal benefit.

     The Company’s Certificate of Incorporation includes a provision that provides generally for mandatory indemnification of all the Company’s officers and directors.

     Article VI of the Company’s By-Laws provides generally for indemnification of all of the Company’s officers and directors to the fullest extent permitted under the DGCL. Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The Company also has a policy insuring it and its directors and officers against certain liabilities.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

4.1	2002 Stock Incentive Plan (filed as Exhibit B to the Definitive Proxy Statement filed in connection with the June 7, 2002 annual meeting of stockholders, and incorporated herein by reference)

5.1	Opinion of Gardere Wynne Sewell LLP

23.1	Consent of Grant Thornton LLP, independent public accountants

23.2	Consent of Gardere Wynne Sewell LLP is contained in Exhibit 5.1

24.1	Power of Attorney (set forth on the signature page of this Registration Statement)

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewisville, and the State of Texas, on April 20, 2004.

AMERICAN BUILDING CONTROL, INC. (Registrant)
By:	/s/ Danny W. Mills
Danny W. Mills, President and
Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby appoints Danny W. Mills, as attorney and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act any and all amendments and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

     Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on April 20, 2004.

Signature	Title

/s/ Danny W. Mills Danny W. Mills	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Jon D. Greenwood Jon D. Greenwood	Senior Vice President, Secretary, Treasurer and Interim-Chief Financial Office (Principal Financial and Accounting Officer)

/s/ Lance R. Borvansky Lance R. Borvansky	Director

Signature	Title
/s/ Carlo R. Loi Carlo R. Loi	Chairman of the Board

/s/ John C. Macaulay John C. Macaulay	Director

INDEX TO EXHIBITS

Exhibit
Number	Exhibit
4.1	2002 Stock Incentive Plan (filed as Exhibit B to the Definitive Proxy Statement filed in connection with the June 7, 2002 annual meeting of stockholders, and incorporated herein by reference)

5.1	Opinion of Gardere Wynne Sewell LLP

23.1	Consent of Grant Thornton LLP

23.2	Consent of Gardere Wynne Sewell LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature page of the Registration Statement)